Exhibit 16.1

March 13, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated March 13, 2018, of AxoGen, Inc. and are in agreement with the statements made in response to that Item insofar as they related to our Firm.

Very truly yours,

/s/Lurie, LLP

Lurie, LLP

2501 Wayzata Boulevard • Minneapolis, MN 55405 • O/612.377.4404 • F/612.377.1325 • LurieLLP.com